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                                  EXHIBIT 10.5

                  Letter agreement dated August 9, 2002, among
         U.S. Philips Corporation, Koninklijke Philips Electronics N.V.
                         and Metatec International, Inc.

                                 August 9, 2002



Mr. Gary Qualmann, CFO
Metatec International, Inc.
7001 Metatec Boulevard
Dublin, OH 43017

Re:      Comprehensive CD Disc License Agreement;
            DVD Video Disc and DVD ROM Disc Patent License Agreement
               License Agreement For The Use Of AC-3 Technology In The Manufacture of DVD Video Discs

Dear Mr. Qualmann:

         U.S. Philips Corporation ("USPC") and Metatec International, Inc. ("METATEC") hereby confirm the following agreement ("Workout Agreement") regarding the Comprehensive CD Disc License Agreement ("CD Disc Agreement"), the DVD Video Disc and DVD ROM Disc Patent License Agreement ("DVD Disc Agreement"), and the License Agreement For The Use Of AC-3 Technology In The Manufacture of DVD Video Discs ("AC-3 Agreement").

         1. Under Art. 5.04 of the CD Disc Agreement, Art. 4.03 of the DVD Disc Agreement, and Art. 3.02 of the AC-3 Agreement, METATEC is required to provide USPC with royalty reports thirty days after the end of each calendar quarter and to make royalty payments thirty days after the end of each calendar quarter on all Licensed Product sold during the preceding calendar quarter. Under the CD Disc Agreement, METATEC made only a partial payment of $300,000 toward the royalty payment of $672,290.82 for the third quarter of 2000, and failed to make royalty payments for the fourth calendar quarter of 2000, all four calendar quarters of the year 2001, and the first two calendar quarters of 2002. Similarly, under the DVD Disc Agreement and the AC-3 Agreement, METATEC failed to make royalty payments for the fourth calendar quarter of 2000, all four calendar quarters of the year 2001, and the first two calendar quarters of 2002. METATEC has asked USPC (i) to forbear on the remedies available to USPC under such CD Disc Agreement, DVD Disc Agreement, and AC-3 Agreement (including termination of each of these Agreements and commencement of legal action for immediate payment) and (ii) to re-structure payment for the unpaid royalties due and owing ("Arrears").

         2. METATEC has provided USPC with an accounting of Arrears under the CD Disc Agreement, the DVD Disc Agreement and the AC-3 Agreement and represents and warrants that these amounts as of July 31, 2002 equals Three Million, Four Hundred and Sixty Nine Thousand, Seven Hundred and Two U.S. Dollars ($3,469,702)("Arrears Amount"). METATEC shall pay USPC the Arrears Amount with interest at 6%/annum calculated from July 31, 2002 in installments as set forth in the attached payment schedule labelled "ARREARS PAYMENT SCHEDULE - METATEC - AUGUST 9, 2002".

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         3. Upon execution of this Workout Agreement, METATEC shall execute and deliver a Promissory Note according to the Payment Schedule listed under Article 2, as attached hereto.

         4. Metatec shall, concurrently with execution of this Workout Agreement, execute the current version of Philips' CD Disc License Agreement, DVD Video Disc and DVD ROM Disc Patent License Agreement, the License Agreement For The Use Of AC-3 Tecnology In The Manufacture of DVD Video Discs, and the MPEG Audio Patent License Agreement (collectively the "New Agreements").
         Execution of the New Agreements is required under the CD and DVD Disc Compliance Programs announced by Philips. METATEC shall be entitled to the Compliance Rates Under the New Agreements, provided that METATEC is in full compliance with all terms of such New Agreements, and this Workout Agreement.

         5. Upon execution of this Agreement, Metatec shall deliver an escrow agreement in which an estimated royalty payment for the New Agreements, in an amount no less than $150,000, is held in escrow for the benefit of Koninklijke Philips Electronics NV of The Netherlands ("Philips"). Such funds shall be immediately payable to Philips if any of the amounts under such New Agreements or this Workout Agreement is not made when due.

         6. In view of USPC's forbearance in not immediately enforcing its rights under the CD Disc Agreement and in agreeing to the payment schedule set forth in paragraph 2, METATEC further agrees that:

                  (a) METATEC shall not contest the Arrears Amount and interest thereon;

                  (b) METATEC stipulates that with respect to the payments due under this Workout Agreement, the Licensed Patents under the CD Disc Agreement, the DVD Disc Agreement, and the AC-3 agreement are valid and infringed by the Licensed Products manufactured by METATEC during the Arrears period, and METATEC shall not contest the validity or infringement of the Licensed Patents with respect to the Arrears Amount (provided, however, that nothing herein shall prevent METATEC from contesting the Licensed Patents with respect to sales of Licensed Products after the full and timely payment of all monies payable under paragraph 2;

                  (c) If METATEC (i) fails to make any of the payments for Arrears as of the due date specified or (ii) if METATEC fails to timely provide any of the quarterly royalty reports or timely make any of the quarterly royalty payments due thereon as specified in the New Agreements to be executed by METATEC, and METATEC fails to cure such error within ten (10) business days of written notice by USPC or Koninklijke Philips Electronics NV, then:

                           (i) the entire remaining unpaid balance of the
                  Arrears Amount shall immediately become due and payable;
                           (ii) USPC shall be entitled to injunctive relief as
                  well as or confession of judgement for the entire unpaid portion of the Arrears Amount; and
                           (iii) USPC shall be entitled to an award of
                  reasonable counsel fees and costs for enforcement of this Workout Agreement.

         7. METATEC and USPC shall treat the contents of this Workout Agreement as confidential information and shall not disclose it to third parties, except as may be necessary by either USPC or METATEC to enforce its rights hereunder in a governmental body or court of law. METATEC may

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also disclose the contents of this Workout Agreement to a financial institution
(and its advisors, accountants and bankers) as necessary to secure financing or to a prospective buyer (and its advisors, accountants and bankers) of METATEC as part of a due diligence investigation, provided that (i) USPC is informed in advance of such disclosure, and (ii) a suitable confidentiality agreement is executed between METATEC and the intended recipient of the confidential information sufficient to protect the information hereunder from disclosure to other parties and USPC is provided with a copy of the confidentiality agreement before the disclosure of any contents of this Workout Agreement.

         8. In addition to the other remedies set forth in this Workout Agreement, USPC shall have the option to terminate this Workout Agreement in the event METATEC breaches any term hereof by providing written notice to METATEC and METATEC fails to cure such breach within ten (10) days of written notice by USPC. In the event this termination option is exercised by USPC, METATEC shall be entitled to credit for payments made hereunder, but all other rights, remedies and defenses of USPC shall be preserved. USPC shall have the right to immediately assert claims (and take whatever legal action it deems appropriate) against METATEC for the full amounts due (as opposed to the compromised amounts set forth herein), less credits to METATEC for payments made hereunder.

         9. METATEC forever releases and discharges USPC, its agents, servants, employees, directors, officers, lawyers, branches, parent, affiliates, subsidiaries, successors and assigns and all person, firms, corporations and organizations acting on USPC's behalf (collectively, the "USPC Released Entities") of and from any and all losses, damages, claims, demands, liabilities, obligations, actions and causes of action, of any nature whatsoever in law or in equity, contribution or indemnity, which the METATEC may have or claim to have against USPC or any one or more of the USPC Released Entities, as of March 1, 2000, of every nature and kind whatsoever, on account of or in any way touching, concerning, arising out of, founded upon or relating to i) the License Agreement, ii) the obligations of USPC under the License Agreement or otherwise, iii) this Workout Agreement, iv) enforcement or negotiations of this Workout Agreement or the License Agreement, v) the dealings of the parties to this Workout Agreement, and vi) anything else whatsoever.

         10. USPC shall maintain its right of audit under the license agreements and should any such audit reveal facts which are materially different than those represented by METATEC to USPC in negotiating this Workout Agreement, USPC shall have the right to enforce the license agreement and seek any additional monies which may be due and owing under such agreements and discovered as a result of such audit.

         Please acknowledge METATEC's approval and acceptance to the foregoing by completing the signature block below.

                                        Very truly yours,


                                        Brian J. Wieghaus
                                        Regional Manager,
                                        Optical Licensing - North America


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Metatec International, Inc.             Koninklijke Philips Electronics NV

By:  /s/ Gary W. Qualmann               By:   /s/ B. Mache
    -----------------------------           --------------------------------
         Gary W. Qualmann                      Bernd Mache

Title:   Chief Financial Officer        Title:  Chief Financial Officer
      ---------------------------             ------------------------------
Date:    August 9, 2002                 Date:   August 13, 2002
      ---------------------------             ------------------------------

U.S. Philips Corporation

By:   /s/ Michael Marion
    ----------------------------
Title:  Authorized Signatory
           Date:   August 13, 2002
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